 EXHIBIT 10.22 - International Business Law Firm PC - Note and Agreement

NOTE AND AGREEMENT BETWEEN
BALTIA AIR LINES, INC
AND
THE INTERNATIONAL BUSINESS LAW FIRM, PC

Baltia Air Lines, Inc., "Baltia", and the International Business Law Firm, PC, "IBLF", collectively "Parties"), agree to the following as a note effective April 29, 2015.

Whereas: Baltia and IBLF agree that long-term notes were issued and agreed upon in both 2013 and 2014 for payment of prior services rendered by IBLF, specifying the amount due and the interest due, and

Whereas: Baltia agrees that, pursuant to those agreements, the current amount due as of April 30, 2015 is $387,729.85, which includes interest accrued between January 1, 2015 and April 1, 2015 in the amount of $15,129.06, which is due and payable.

Therefore:

  IBLF hereby cancels the current receivable of said notes, and extends the original repayment term of the March 29, 2014 Agreement for an additional term of 18 months, or until September 30, 2016,

  In accordance with the forgoing, Baltia agrees to pay, on or before September 30, 2016, the above aggregate sum of $387,729.85 plus compounded interest computed at 1% per month on the outstanding monthly balance until the note is paid in full.

  This Agreement embodies the entire understanding between the parties concerning repayment of the specified prior notes and agreements. A modification of this Agreement can be made only in writing signed by both parties.

Agreed as stated:

______/signed/____________	______/signed/____________
Igor Dmitrowsky, President & CEO	Steffanie J. Lewis, VP
Baltia Air Lines, Inc. JFK International Airport Building 151, Room 36 Jamaica, New York 11430	The International Business Law Firm, PC 1915 Eye Street, NW, Suite 500 Washington, DC 20006-2118